CH ENERGY GROUP, INC.	EXHIBIT (12) (i)
Computation of Ratio of Earnings to Fixed Charges

			2007			2006		Year Ended December 31,

			3 Months Ended Sept 30	9 Months Ended Sept 30	12 Months Ended Sept 30	3 Months Ended Sept 30	9 Months Ended Sept 30	2006	2005	2004	2003		2002

		Earnings: ($000)
A.		Net Income from Continuing Operations	$4,329	$31,216	$40,962	$10,970	$33,338	$43,084	$44,291	$42,423	$43,985		$36,453
B.		Preferred Stock Dividends	242	727	970	242	727	970	970	970	1,387		2,161
C.		Federal and State Income Tax	1,885	16,141	20,660	4,392	19,250	23,769	25,819	31,256	30,435		22,294
	Less	Income from Equity Investments	171	1,715	2,260	334	1,265	1,810	1,456	922	865		749
	Plus	Cash Distribution from Equity Investments	922	2,743	2,974	734	774	1,005	1,833	1,776	1,249		959

D.		Earnings before Income Taxes and Equity Inv.	$7,207	$49,112	$63,306	$16,004	$52,824	$67,018	$71,457	$75,503	$76,191		$61,118

E		Fixed Charges
		Interest on Mortgage Bonds	0	0	0	0	0	0	0	0	570		2,136
		Interest on Other Long- Term Debt	4,616	13,603	17,889	4,115	12,139	16,425	13,826	11,488	10,699		9,819
		Other Interest	1,323	3,302	4,076	1,105	2,848	3,622	2,577	5,517	9,828	(1)	11,659
		Interest Portion of Rents (2)	297	891	1,205	271	798	1,112	1,077	1,192	1,040		749
		Amortization of Premium & Expense on Debt	236	720	976	245	735	991	1,043	1,066	1,159		1,249
		Preferred Stock Dividends Requirements of Central Hudson	363	1,066	1,400	332	1,074	1,409	1,458	1,594	2,243		3,346

		Total Fixed Charges	$6,835	$19,582	$25,546	$6,068	$17,594	$23,559	$19,981	$20,857	$25,539		$28,958

	Less	Preferred Stock Dividends Requirements of Central Hudson	363	1,066	1,400	332	1,074	1,409	1,458	1,594	2,243		3,346

F		Total Earnings	$13,679	$67,628	$87,452	$21,740	$69,344	$89,168	$89,980	$94,766	$99,487		$86,730

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec 247	$242	$727	$970	$242	$727	$970	$970	$970	$1,387	(1)	$2,161
H.		Less Allowable Dividend Deduction	(32)	(96)	(127)	(32)	(96)	(127)	(127)	(127)	(127)		(127)

I.		Net Subject to Gross-up	210	631	843	210	631	843	843	843	1,260		2,034
J.		Ratio of Earnings before Income Taxes and Equity Inv. to Net Income (D/(A+B))	1.577	1.537	1.510	1.427	1.551	1.521	1.579	1.740	1.679		1.583

K.		Preferred Dividend (Pre-tax) (I x J)	331	970	1,273	300	978	1,282	1,331	1,467	2,116		3,219
L.		Plus Allowable Dividend Deduction	32	96	127	32	96	127	127	127	127		127

M.		Preferred Dividend Factor	363	1,066	1,400	332	1,074	1,409	1,458	1,594	2,243		3,346

N.		Ratio of Earnings to Fixed Charges (F/E)	2.0	3.5	3.4	3.6	3.9	3.8	4.5	4.5	3.9		3.0

(1)	Reflects SFAS No. 150 titled Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, reclassification of $208,750 in preferred stock dividends to interest expense for the quarter ended September 30, 2003.

(2)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.
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